Exhibit 10.1

STEC, INC.

EXECUTIVE CASH INCENTIVE PLAN

1. Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities by establishing a link between the achievement of the Company’s strategic goals and objectives to the key executives’ efforts in achieving such results, and to foster achievement of the Company’s corporate and key executive individual objectives. The Plan provides key executives with incentive awards based on the achievement of objectively determinable goals relating to Company financial performance and individual executive performance goals. The Plan is intended to permit the payment of compensation that would qualify as performance-based compensation under Code Section 162(m).

2. Definitions.

(a) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Plan Year. Each Award is determined by a Payout Formula for a Plan Year, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b) “Base Salary” means, as to any Plan Year, the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(f) “Company” means STEC, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(g) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation; the Determination Date will generally be not later than ninety (90) days after the commencement of a given Plan Year, while the achievement of a given Performance Goal is substantially uncertain.

(h) “Disability” means either of the following events:

(i) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(i) “Fiscal Year” means the fiscal year of the Company.

(j) “GAAP” means U.S. generally accepted accounting principles.

(k) “Individual Performance Objective” means any individual Company business-related objective that is objectively determinable within the meaning of Section 162(m) and the Treasury Regulations promulgated thereunder. Individual Performance Objectives may include, but not be limited to, the following categories: new product development, new customer development, international business development, budget and finance, integration of new capabilities, compliance and risk mitigation, corporate governance, corporate planning, strategic opportunities, intellectual property, investor and analyst relations and similar objectively determinable performance objectives related to a Participant’s functional responsibilities with the Company.

(l) “Maximum Award” means, as to any Participant for any Plan Year, $2,000,000.

(m) “Participant” means an eligible executive or key employee of the Company participating in the Plan for a Plan Year.

(n) “Payout Formula” means, as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(o) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m).

(p) “Performance Goals” means the goal or goals determined by the Committee (in its sole and absolute discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) annual revenue, (ii) earnings before interest, taxes, depreciation and amortization, (iii) earnings per share, (iv) net income, (v) operating cash flow, (vi) operating income, (vii) return on assets, (viii) return on equity, (ix) return on sales, (x) total shareholder return and (xi) Individual Performance Objectives. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall adjust, as appropriate, any evaluation of performance under a Performance Goal to exclude any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in

management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

(q) “Plan” means this Executive Cash Incentive Plan.

(r) “Plan Year” means the Company’s fiscal year.

(s) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(t) “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3. Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Eligibility. The employees eligible to participate in the Plan for a given Plan Year shall be executive officers and other key employees of the Company who are designated by the Committee, in its sole and absolute discretion. In order to be eligible to participate in the plan, an employee must have been hired by the Company or promoted to an eligible position prior to October 1 of a given Plan Year. No person shall be automatically entitled to participate in the Plan. Participation in the Plan in a given Plan Year does not guarantee participation in the Plan in any subsequent Plan Year.

5. Performance Goal Determination. The Committee, in its sole and absolute discretion, shall establish the Performance Goals for each Participant for the Plan Year. Said Performance Goals shall be set forth by the Committee in writing on or before the Determination Date while the achievement of such Performance Goals is substantially uncertain. The Committee may, at the time the Performance Goals are established, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those Performance Goals one or more of the following: (a) certain charges related to acquisitions, (b) stock-based compensation charges, (c) employer payroll tax expense on certain stock option exercises, (d) settlement costs, (e) restructuring costs, (f) gains or losses on strategic investments, (g) non-operating gains, (h) certain other non-cash charges, (i) valuation allowance on deferred tax assets and the related income tax effects, (j) purchases of property and equipment, and (k) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those as reported in public filings by the Company on a non-GAAP basis.

6. Target Award Determination. The Committee, in its sole and absolute discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing on or before to the Determination Date.

7. Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole and absolute discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Award greater than or less than a Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the foregoing, in no event shall a Participant’s Award for any Plan Year exceed the Maximum Award. The Committee shall also, in its sole and absolute discretion, establish a minimum level of Performance Goal achievement for the Company (the “Threshold”) in a Plan Year such that the failure to achieve or exceed the Threshold Performance Goals would result in no Award being payable to any Participant for said Plan Year.

8. Determination of Awards; Award Payment.

(a) Determination and Certification. After the end of each Plan Year, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any Plan provision to the contrary, the Committee, in its sole and absolute discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable pursuant to the Payout Formula. The Committee may not increase the amount of any Award payable pursuant to the Payout Formula.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company shall have no obligation fund, segregate or otherwise set aside amounts to be used to pay Awards under the Plan.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions; Participant Eligibility for Distribution. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Plan Year, but in no event later than two and one-half (2  1/2) months after the end of the applicable Plan Year. In the event that the audit of the Company’s financial statements for the applicable Plan Year cannot be completed by the Company’s independent registered public accounting firm by said date, the amounts payable shall be distributed as soon as administratively practicable following the completion of such audit, but in no event beyond the end of the calendar year immediately succeeding such Plan Year. No amounts shall be paid to any Participant who ceases to be an employee of the Company prior to the distribution date. Notwithstanding the preceding, any Participant who ceases to be an employee at any time during a Plan Year or prior to the distribution of any Award shall be eligible for all or a portion of such Award if the Committee determines and certifies for said Plan Year that the Participant is eligible for all or a portion of such Award as a result of achieving the Performance Goals. If a Participant ceases to be an employee due to death or Disability during the Plan Year, any Award certified by the Committee shall be prorated for the Participant’s days of service in the Plan Year. If the Participant ceases to be an employee due to death or Disability after the end of the Plan Year, but prior to the distribution of the Award, the Participant shall received the Award certified by the Committee in its entirety.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Covered Employees (as defined in Section 162(m)) as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9. Term of the Plan. The Plan shall first apply to the Company’s 2008 Plan Year beginning on January 1, 2008. The Plan shall terminate with respect to the 2008 Plan Year and all subsequent Plan Years unless it is approved at the 2008 annual meeting of the Company’s shareholders. Once approved by the shareholders, the Plan shall be in effect for the year ending December 31, 2008 and for each of the next four (4) calendar years, through the year ending December 31, 2012.

10. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (a) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (b) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan, except as otherwise stated in this Plan.

11. Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12. At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee or the Company may terminate the employment relationship at any time and for any reason or no reason.

13. Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15. Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16. Governing Law. The Plan and any rights hereunder shall be governed by the laws of the State of California, without resort to its conflict of laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.